UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 2, 2006

NAVIGANT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-24387	52-2080967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 INVERNESS CIRCLE EAST ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 706-0800

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAVIGANT INTERNATIONAL, INC.

FORM 8-K

ITEM 8.01 OTHER EVENTS.

Navigant International, Inc. (“Navigant”) has announced the termination of its global joint venture agreement with TQ3 Travel Solutions Management Holding, GmbH (“Management Holding”), regarding the co-management of TQ3 Travel Solutions, GmbH (“TQ3 Travel”), effective January 3, 2006. TQ3 Travel maintains a global network of licensed travel services offices.

Management Holding transferred its 50% stake in TQ3 Travel to Navigant giving Navigant 100% ownership of TQ3 Travel. Navigant will continue to operate the TQ3 Travel network. Navigant and TQ3 Travel will retain the worldwide rights to the TQ3 brand name and trademark.

Pursuant to the terms of the termination, both parties have agreed to continue to provide travel and fulfillment services to the existing multinational customers of the other for whom a party (or any of its affiliates) currently provides service during the term of, and in accordance with, existing agreements with such customers. Management Holding and its affiliates have left the TQ3 Travel network at the effective date. These affiliates of Management Holdings served a number of countries, including the United Kingdom, France, Belgium, Germany, Canada, and India. Navigant has owned locations in some of these countries and intends to seek new licensees in the other countries. Specified licensees of TQ3 Travel will be offered the opportunity to remain exclusively within the TQ3 Network, to remain in the TQ3 Network while simultaneously joining a new network being established by Management Holding, or to leave the TQ3 Network and join the new Management Holding network.

Navigant expects that the termination of the joint venture will not have a material impact on its business, and will not result in a disruption to services to, or a material loss of, existing multinational customers of Navigant. Nevertheless, multinational customers may take into consideration the scope and nature of the TQ3 Travel network as a factor in deciding whether to enter into or renew travel management contracts with Navigant.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits

99.1	Press Release of Navigant International, Inc. dated January 3, 2006.

99.2	Press Release of Navigant International, Inc. dated January 6, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2006.

NAVIGANT INTERNATIONAL, INC.
a Delaware corporation

By:	/s/ Robert C. Griffith
Name:	Robert C. Griffith
Title:	Chief Operating Officer, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

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